     As filed with the Securities and Exchange Commission on August 9, 2005
                                                                        No. 333-
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 NARROWSTEP INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                              33-1010941
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                              Identification No.)

60 Parsons Green Lane, London, United Kingdom                       SW6 4HU
(Address of Principal Executive Offices)                         (Zip Code)

                         NARROWSTEP INC. 2004 STOCK PLAN
                            (Full title of the plan)

                               Mr. Steven Crowther
                Senior Vice President and Chief Financial Officer
                                 Narrowstep Inc.
                              60 Parsons Green Lane
                         London, United Kingdom SW6 4HU
                               011 44 20 7731 4242
(Name, address and telephone number, including area code,
                              of agent for service)

                                 with a copy to:
                              Laura R. Kuntz, Esq.
                              Lowenstein Sandler PC
                              65 Livingston Avenue
                           Roseland, New Jersey 07068

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
                                           Proposed    Proposed
Title of                                   maximum     maximum
securities                                 offering    aggregate    Amount of
to be            Amount to be              price per   offering     registration
registered       registered                share (1)   price        fee
--------------------------------------------------------------------------------
Common           10,000,000 shares (2)     $0.03       $300,000     $36.00
Stock,
par value
$0.000001
per share

--------------------------------------------------------------------------------
(1) Pursuant to Rule 457(h)(1), the proposed maximum offering price per share is estimated for the purpose of computing the amount of the registration fee and is based upon the book value of the Common Stock as of the filing date.
(2) Plus such additional shares of Common Stock as may be issuable pursuant to the anti-dilution provisions of the above-mentioned plan.

PART II  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents, filed by Narrowstep Inc. (the "Company" or the "Registrant") with the Securities and Exchange Commission (the "SEC"), are hereby incorporated by reference:

        (a) the Company's Post-Effective Amendment No. 2 to its Registration Statement on Form SB-2 filed with the SEC on August 8, 2005;

        (b) the Company's Quarterly Report on Form 10-QSB filed with the SEC on July 14, 2005; and

        (c) the Company's Current Report on Form 8-K, as amended, filed with the SEC on May 11, 2005, Current Report on Form 8-K filed with the SEC on May 16, 2005 and Current Report on Form 8-K filed with the SEC on August 9, 2005.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities then offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that such statement is modified or superseded by a subsequently filed document which also is or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement except as so modified or superseded.

ITEM 4.  DESCRIPTION OF SECURITIES.

        The Company's authorized capital stock consists of 450,000,000 shares of common stock, par value $0.000001 per share, and 50,000,000 shares of preferred stock, par value $0.000001 per share. This registration statement pertains to the Company's common stock. The Company's common stock has been approved for quotation on the Over-the-Counter Bulletin Board in the United States and will be quoted under the ticker symbol "NRWS". At the date of filing of this registration statement, there is no public trading market for the Company's common stock and there can be no assurance that any public trading market will develop.


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        Holders of common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. The holders of common stock are entitled to receive ratably such lawful dividends as may be declared by the Board of Directors. However, such dividends are subject to preferences that may be applicable to the holders of any outstanding shares of preferred stock. The Company has not paid any cash dividends on its common stock and does not expect to do so in the foreseeable future. In the event of a liquidation, dissolution or winding up of the affairs of the Company, whether voluntarily or involuntarily, the holders of common stock will be entitled to receive pro rata all of the remaining assets of the Company available for distribution to its stockholders. Any such pro rata distribution would be subject to the rights of the holders of any outstanding shares of preferred stock. The common stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which the Company may designate and issue in the future.

        The Company's Amended and Restated Certificate of Incorporation (the "Charter"), the Company's By-Laws and the Delaware General Corporation Law contain provisions that could discourage, delay or prevent a change in control of the Company or an acquisition of the Company at a price which many stockholders may find attractive. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of common stock.

        The Charter provides for the division of the Board of Directors into three classes as nearly as equal in size as possible with staggered three-year terms. In addition, the Charter provides that directors may be removed without cause by the affirmative vote of the holders of 75% of the shares of capital stock of the Company entitled to vote or with cause by the affirmative vote of the holders of a majority of the shares. The By-Laws provide that, except as otherwise provided by law or the Charter, newly created directorships resulting from an increase in the authorized number of directors or vacancies on the Board may be filled only by:

        o a majority of the directors then in office, even though less than a quorum may then be in office, or
        o       the sole remaining director.

        These provisions prevent a stockholder from enlarging the Board and filling the new directorships with this stockholder's own nominees without Board approval. These provisions of the By-Laws may have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of the Company, or attempting to change the composition or policies of the Board, even though these attempts might be beneficial to the Company or its stockholders.

        The Charter provides that, unless otherwise prescribed by law, only the Chairman of the Board, a majority of the Board of Directors, or the President is able to call a special meeting of stockholders. The Charter and the By-Laws also provide that, unless otherwise prescribed by law, stockholder action may be taken only at a duly called and convened annual or special meeting of stockholders and may not be taken by written consent. These provisions,


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taken together, prevent stockholders from forcing consideration by the stockholders of stockholder proposals over the opposition of the Board, except at an annual meeting.

        The By-Laws provide that any action required or permitted to be taken by the stockholders of the Company at an annual meeting or special meeting of stockholders may only be taken if the Company is given proper advance notice of the action (the "Notice Procedure"). The Notice Procedure affords the Board an opportunity to consider the qualifications of proposed director nominees or the merit of stockholder proposals, and, to the extent deemed appropriate by the Board, to inform stockholders about such matters. The Notice Procedure also provides a more orderly procedure for conducting annual meetings of stockholders. The By-Laws do not give the Board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action. However, the Notice Procedure may prevent a contest for the election of directors or the consideration of stockholder proposals. This could deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal if the proper advance notice procedures are not followed, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.

        The Company, without stockholder approval, can issue shares of common stock and preferred stock up to the number of shares authorized for issuance in its Charter. The Company could use these additional shares for a variety of corporate purposes. These purposes include future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The Company's ability to issue these shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

        The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares issued and outstanding is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The Charter requires the affirmative vote of the holders of at least 75% of the issued and outstanding shares of the Company's capital stock to amend many Charter provisions, including provisions relating to any reduction in the number of authorized shares of the Company's capital stock, the Company's staggered board, and director and officer indemnification. The Charter and the By-Laws require the affirmative vote of the Board or the holders of at least 75% of the issued and outstanding shares of capital stock of the Company entitled to vote to amend or repeal any of the provisions of the By-Laws. The 75% stockholder vote would be in addition to any separate class vote that might be required pursuant to the General Corporation Law of Delaware or the terms of any series of preferred stock that might be outstanding at the time any amendments are submitted to stockholders.

        The Company is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder.


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        Section 203 does not apply if:

        o prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

        o upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock (but not the outstanding voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

        o at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests.

        Section 203 defines "business combination" to include generally:

        o any merger or consolidation involving the corporation and the interested stockholder;

        o any sale, lease, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

        o subject to limited exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

        o any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

        o the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or an


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affiliate or associate of the corporation which was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the past three years, and any entity or person associated with, affiliated with or controlling or controlled by such entity or person.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Charter provides that no director of the Company shall be personally liable to the Company or to its stockholders for monetary damages for breach of fiduciary duty as a director, except that the limitation shall not eliminate or limit liability to the extent that the elimination or limitation of such liability is not permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended.

        The Charter further provides for the indemnification of the Company's directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. A principal effect of these provisions is to limit or eliminate in most situations the potential liability of the Company's directors for monetary damages arising from breaches of their duty of care. These provisions may also shield directors from liability under federal and state securities laws.

        Officers, directors or other persons controlling the Company may be entitled under these indemnification provisions to indemnification for liabilities arising under the Securities Act of 1933. The Company has been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        The Company has entered into an indemnity agreement with each of its directors and certain of its executive officers containing provisions that may require the Company, among other things, to indemnify to the fullest extent permitted by law its executive officers and directors against liabilities that may arise by reason of their status or service as executive officers or directors and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

        Not Applicable.

ITEM 8.  EXHIBITS.

        4.1 Registrant's Amended and Restated Certificate of Incorporation is incorporated by reference to Exhibit 3.4 to the Registrant's Registration Statement on Form SB-2 (SEC File No. 333-10862) (the "Registration Statement").

        4.2 Registrant's Amended and Restated By-laws are incorporated by reference to Exhibit 3.5 to the Registrant's Registration Statement.


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

        5.1     Opinion of Lowenstein Sandler PC.

        23.1    Consent of Ernst & Young LLP.

        23.2 Consent of Lowenstein Sandler PC (included in Exhibit 5.1 to this Registration Statement).

        24.1    Power of Attorney (included on signature page).

ITEM 9.  UNDERTAKINGS.

        (a)     The undersigned Registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs 1(i) and 1(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where


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applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Princeton, State of New Jersey on the 9th day of August, 2005.

                                NARROWSTEP INC.

                                By: /s/ Iolo Jones
                                    --------------------------------------------
                                    Iolo Jones
                                    President and Chief Executive Officer


                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Iolo Jones and Steven Crowther, the undersigned's true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for and in the undersigned's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                                   Capacity                                  Date
       ---------                                   --------                                  ----

/s/ Iolo Jones                   President, Chief Executive Officer and                 August 9, 2005
---------------------------      Director (Principal Executive Officer)
Iolo Jones


/s/ Peter Siddall                Chairman of the Board of Directors                     August 9, 2005
---------------------------
Peter Siddall


/s/ Steven Crowther              Senior Vice President, Chief Financial                 August 9, 2005
---------------------------      Officer, Secretary, Treasurer and Director
Steven Crowther                  (Principal Financial and Accounting Officer)

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

    Clifford Webb                Chief Operating Officer and Director
---------------------------


    Dennis Edmonds               Director
---------------------------


/s/ Shelly Palmer                Director                                               August 9, 2005
---------------------------
    Shelly Palmer


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                                  EXHIBIT INDEX

EXHIBIT NO.            DESCRIPTION
-----------            -----------

4.1 Registrant's Amended and Restated Certificate of Incorporation is incorporated by reference to Exhibit 3.4 to the Registrant's Registration Statement on Form SB-2 (SEC File No. 333-10862) (the "Registration Statement").

4.2 Registrant's Amended and Restated By-laws are incorporated by reference to Exhibit 3.5 to the Registrant's Registration Statement.

5.1               Opinion of Lowenstein Sandler PC.

23.1              Consent of Ernst & Young LLP.

23.2 Consent of Lowenstein Sandler PC (included in Exhibit 5.1 to this Registration Statement).

24.1              Power of Attorney (included on signature page).


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